EXHIBIT 21

                 SUBSIDIARIES OF NS GROUP, INC.
                     (all are wholly-owned)


Name                                   State of Incorporation

Erlanger Tubular Corporation                 Oklahoma
Imperial Adhesives, Inc.                     Ohio
Koppel Steel Corporation                     Pennsylvania
Newport Steel Corporation                    Kentucky
Northern Kentucky Management                 Kentucky